Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
Chief Financial Officer
(404) 842-2638
PREMIER EXHIBITIONS REPORTS FOURTH QUARTER AND
FULL YEAR FISCAL 2008 FINANCIAL RESULTS

ANNUAL REVENUE UP 104% AND
ANNUAL NET INCOME UP 66%

ATLANTA, GA — May 6, 2008 — Premier Exhibitions, Inc. (NASDAQ: PRXI), a major developer of touring museum quality exhibitions, today announced its financial results for the fourth quarter and fiscal year ended February 29, 2008 (“Fiscal 2008”). Revenues for the fourth quarter increased 72%, to $17.2 million, compared to $10.0 million in the same period last year. The Company realized net income of $0.8 million for the fourth quarter compared to $2.8 million in the same quarter last year. Diluted income per common share for the quarters ended February 29, 2008 and February 28, 2007 was $0.02 and $0.09, respectively. EBITDA (a non-GAAP measure) for the fourth quarter and for the same period last year was $2.0 million and $5.1 million, respectively. Adjusted EBITDA (a non-GAAP measure) for the fourth quarter and for the same period last year was $3.3 million and $5.8 million, respectively. A reconciliation of all non-GAAP measures to their most directly comparable GAAP financial measure, together with a definition of each such measure and an explanation of why management believes such non-GAAP financial measure provides useful information to investors, is provided as an exhibit to this press release.
Revenue for Fiscal 2008 increased 104%, to $61.5 million, compared to $30.1 million in the fiscal year ended February 28, 2007 (“Fiscal 2007”). Net income for Fiscal 2008 increased 66% to $12.3 million, compared to $7.4 million in Fiscal 2007. Diluted income per common share for Fiscal 2008 and 2007 was $0.37 and $0.24, respectively. EBITDA (a non-GAAP measure) for Fiscal 2008 and 2007 was $20.9 million and $13.7 million, respectively. Adjusted EBITDA (a non-GAAP measure) for Fiscal 2008 and 2007 was $25.6 million and $15.9 million, respectively.
On January 9, 2008, the Company provided updated financial guidance for Fiscal 2008 revenue, net income, diluted earnings per share and EBITDA (a non-GAAP measure). The Company exceeded the upper end of the revenue guidance with actual revenue of $61.5 million compared to a guidance range of $56.9 million to $61.0 million primarily as the result of higher than anticipated attendance at its exhibitions. The Company was below the updated guidance for net income with $12.3 million in actual net income compared to a guidance range of $12.7 million to $15.4 million. Actual fully diluted earnings per share for Fiscal 2008 were $0.37 compared to the expected range of $0.38 to $0.46 per share. Actual EBITDA was $20.9 million compared to guidance of $21.4 million to $25.5 million. The shortfall in net income, earnings per share and EBITDA was due primarily to increased marketing costs at the Company’s self-run exhibitions, increased legal and public relations expense related to ABC’s 20/20 program on certain of the Company’s human anatomy exhibitions, a non-cash charge for amortization of contracts related to The Universe Within Touring Company, LLC. acquisition and costs incurred related to the cancellation of a BODIES exhibition planned for St. Petersburg, Russia.
President & CEO Perspective
“We are pleased with the financial results achieved for Fiscal 2008 with significant growth in revenue, earnings and operating cash flow compared to the prior year,” said Bruce Eskowitz, President and CEO. “While we were slightly below the guidance range provided on January 9, 2008 for earnings, we were above the top end of the range for revenue. More importantly, I am very pleased at the significant progress we have made during Fiscal 2008 and thus far in our fiscal year ending February 28, 2009 on all of the strategic initiatives we reviewed in our last earnings conference call.
In February 2008, we signed a long term lease with the owner of the Luxor Resort & Casino in Las Vegas, Nevada to develop a new exhibition complex which will include BODIES ...The Exhibition, Titanic: The Artifact Exhibition and one of our new exhibitions; Sports Immortals, The Traveling Exhibition. The complex, which encompasses almost 50,000 square feet, will include not only these three new exhibitions but will also include expanded gift shops. This is an extremely important relationship for the Company, and we believe that it solidifies our position in Las Vegas with a premier facility committed to offering a variety of entertainment options to its visitors.
We have also made significant progress toward adding new exhibitions and diversifying our revenue stream in recent weeks. We signed a long term licensing agreement to present Dialog in the Dark in the U.S and Canada. This is a well known exhibition that has hosted millions of visitors in over 22 countries in Europe, Asia and South America. We expect to open our first North American engagement in the second half of fiscal year 2009 and are planning to operate both permanent and touring exhibitions.
We also entered into a license agreement with Sports Immortals, Inc. under which we acquired an exclusive worldwide license to design, produce, present, promote and conduct multiple Sports Immortals exhibitions. Sports Immortals is widely considered to be the largest and most extensively known collection of sports memorabilia with over one million artifacts from the world’s greatest athletes. We expect to open an initial exhibition in the second half of calendar year 2008 and plan to operate multiple touring exhibitions.
Also, as we discussed in January, we made significant progress in increasing our ancillary revenues. In the food and beverage area, we entered into a joint venture agreement with Centerplate to offer catering and café services at select venues for the next five years. This agreement fulfills our commitment to generating additional sustainable revenue, and we believe that it will also help us build a continued standard of excellence for our visitors to our exhibitions.
In March 2008, we acquired MGR Entertainment, a leading full service entertainment merchandise company. We expect that MGR Entertainment will serve as our in house merchandising agency and, in such capacity, will be responsible for developing our overall long-term strategy for generating and maximizing sustainable retail revenue for our current and future exhibitions.
In addition, we signed a national contract with Ticketmaster to be the primary ticket provider for our exhibitions. We believe this arrangement will provide us with comprehensive event ticketing technology, data management and a fully-integrated ticketing system.
We also made significant progress in completing our executive management team. Bud Ingalls was hired as the Company’s Chief Financial Officer and joins us with over 20 years experience as a CFO for both public and private entities. In addition, Bob Sirmans joined us as Vice-President of Business Development and Strategy after a successful tenure at AOL, LLC. Bob is responsible for leading our strategic partnership, alliance-building and business strategy functions. With our recent management team additions, we believe that we have now assembled a strong and experienced management team that will not only allow the Company to continue its growth and revenue diversification but will also support management’s commitment to increase overall shareholder value,” added Mr. Eskowitz.
Other Updates:
•	On March 25, 2008, the United States District Court for the Eastern District of Virginia granted the U.S. government leave to file an amicus curie (friend of the court) brief in response to the Company’s November 30, 2007 motion for an interim salvage award. The U.S. government took the position that the issuance of an in specie (in kind) salvage award to the Company, with limitations, could be an appropriate mechanism to satisfy the salvage award and to help ensure that the Titanic artifacts are conserved and curated in an intact collection that remains available to the public. On April 15, 2008, the District Court entered an order requesting the Company propose suggested covenants that would be included in an in specie award. The order also outlines a process for further discussion pertaining to such covenants should the court decide to issue an in specie award. The District Court has not yet determined that an in specie award is the proper remedy to satisfy the Company’s motion.

•	In December 2007, the Company acquired the license rights to promote three additional human anatomy exhibitions known as “Our Body: The Universe Within.”

•	Attendance at our exhibitions continues to be strong. Currently, we have four operating Titanic exhibitions in Galveston, TX, Las Vegas, NV, Brno in the Czech Republic and Hartford, CT. The Company recently completed a Titanic exhibition in Phoenix, AZ and expects to open a new Titanic exhibition in Pittsburgh, PA during May, 2008. We also currently have twelve operating BODIES exhibitions in Cincinnati, OH, Ft. Lauderdale, FL, Kansas City, MO, Las Vegas, NV, New York City, Vienna, Austria, Madrid, Spain, Santiago, Chile, Mobile, AL, Oklahoma City, OK, San Antonio, TX, and Copenhagen, Denmark. The Company recently completed three BODIES exhibitions in Sacramento, CA, Pittsburgh, PA and Barcelona, Spain. The Company expects to open five new BODIES exhibitions in the next 30 days.

•	On February 14, 2008, the New York Attorney General served the Company with a subpoena seeking information associated with our human anatomy exhibition in New York City. The Company is cooperating with and assisting the Attorney General’s Office in its inquiry to resolve this matter expeditiously.
* * * * * * * * *
Fourth Quarter Comparison
Outlined below are explanations for significant variances on the Company’s income statement between the fourth quarter of Fiscal 2008 and the fourth quarter of Fiscal 2007.
Revenue
The increase in revenue was primarily due to:
•	An increase in the number of concurrent operations of “Bodies...The Exhibition” locations to eight (Barcelona, Spain; Columbus, OH; Framingham, MA; Ft. Lauderdale, FL; Las Vegas, NV; New York, New York; Pittsburgh, PA; and San Diego, CA) compared to five (Amsterdam, Holland; Las Vegas, NV; Miami, FL; New York, New York and Seattle, WA) in the same quarter last year.

•	An increase in the number of concurrent operations of “Bodies Revealed” locations to four (Hartford, CT; Sarasota, FL; Sacramento, CA; and Buenos Aires, Argentina) compared to one (Sao Paulo, Brazil) in the same quarter last year.

•	The addition of five “Our Body: The Universe Within” exhibitions in Detroit, MI; Mobile, AL; Oklahoma City, OK; Rochester, NY; and San Antonio, TX following their acquisition by the Company in December, 2007.

Cost of Sales
The increase in cost of sales was primarily due to:
•	An increase in the number of the Company’s self-run exhibitions, where all costs are recorded by the Company compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs primarily attributable to additional marketing campaigns associated with additional self-run exhibitions. Also, the Company incurred committed advertising costs during the fourth quarter for a self-run exhibition that closed early.

•	Costs incurred related to the cancellation of a BODIES exhibition that was planned for St. Petersburg, Russia.
Operating expenses
General & Administrative (G&A)
The increase in G&A was primarily due to:
•	Increased legal and public relations expense related to ABC’s 20/20 program on the BODIES exhibitions.

•	A non-cash charge in the form of stock compensation costs of approximately $1.4 million during the fourth quarter compared to $0.7 million for the same quarter in the prior year. This increase in stock compensation was primarily associated with the Company’s hiring of new executive management personnel as well as the addition of two new Directors.
Depreciation and Amortization
The increase in depreciation and amortization was primarily due to:
•	An increase in the depreciation of exhibition assets related to the increased number of self-run exhibitions during the year.

•	An increase due to the Company’s recent acquisition of The Universe Within Touring Company, LLC. and amortization of specimen licenses associated with that acquisition.

•	A non-cash charge related to the amortization of contract costs related to the Universe Within acquisition.
Net Income
The decrease in net income in the fourth quarter compared to the fourth quarter of the prior fiscal year was primarily a result of an increase in revenue offset by higher expenses related to self-run exhibitions, higher stock compensation expense and higher depreciation and amortization costs compared to the prior fiscal year. The fourth quarter of the prior fiscal year also included a gain on the sale of the R.M.S. Carpathia of $1.6 million and $1.5 million related to the sale of an option to jointly conduct a Carpathia/Titanic exhibition.
* * * * * * * * *

Full Fiscal Year Comparison
Outlined below are explanations for significant variances on the Company’s income statement between the full year of Fiscal 2008 and for the full year of Fiscal 2007.
Revenue
The increase in revenue was primarily due to:
•	An increase in the number of human anatomy exhibitions. There were 28 separate human anatomy exhibitions in Fiscal 2008 compared to only 11 separate human anatomy exhibitions in Fiscal 2007. This was due to improved exhibition scheduling as well as to the Company’s acquisition of The Universe Within Touring Company, LLC.

•	Although the Company operated the same number of Titanic exhibitions in both Fiscal 2007 and Fiscal 2008, its Titanic exhibition venues in Fiscal 2008 achieved significantly higher attendance compared to Fiscal 2007.

•	Merchandise revenue increasing by approximately 91% from $1.1 million to $2.1 million during Fiscal 2007 compared to Fiscal 2008. This increase is primarily attributable to increasing the number of self-run human anatomy exhibits, where all merchandise revenue is recorded by the Company compared to partnership arrangements, where revenues are shared between the Company and a partner.
Cost of Sales
The increase in cost of sales was primarily due to:
•	An increase in the number of self-run exhibitions, where all costs are recorded by the Company compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs related to marketing campaigns associated with the increase in the number of self-run exhibitions. The Company also incurred committed advertising costs during Fiscal 2008 for two self-run-exhibitions that closed early.
Operating expenses
General & Administrative (G&A)
The increase in G&A was primarily due to:
•	The enhancement of the Company’s executive management team to include a new CEO and President, Chief Financial Officer, Vice President of Business Development and Strategy and Vice President of Sales and Strategic Partnerships.

•	Increased headcount in the Company’s support departments (Accounting, Marketing, and Administrative) to more effectively organize, administer, and manage the increased number of exhibitions and revenue sources.

•	Non-cash charges in the form of stock compensation costs of approximately $4.7 million during Fiscal 2008 compared to $2.2 million for Fiscal 2007. This increase in stock compensation is primarily associated with the provision of inducement awards to new members of the Company’s executive management and to two of its new Directors.

Depreciation and Amortization
The increase in depreciation and amortization was primarily due to:
•	An increase in depreciation of exhibition assets related to the increase in the number of self-run exhibitions.

•	An increase in amortization due to the Company’s acquisition of The Universe Within Touring Company, LLC. and additional specimen licenses associated with that acquisition.

•	A non-cash charge related to the amortization of contract costs related to the Universe Within Touring Company, LLC. acquisition.
Net Income
The increase in net income for Fiscal 2008 compared to Fiscal 2007 was due to an increase in revenue partially offset by an increase in operating expenses, higher stock compensation and higher depreciation and amortization. In addition, results for Fiscal 2007 included a gain on the sale of R.M.S. Carpathia of $1.6 million and $1.5 million related to the sale of an option to jointly conduct a Carpathia/Titanic exhibition.
* * * * * * * * *
Balance Sheet Changes
The Company continues to invest to grow its business which was reflected in changes to its balance sheet between the end of Fiscal 2007 and the end of Fiscal 2008.
Prepaid and current assets — The increase in prepaid and other assets is primarily attributable to additional prepaid leases, build-out costs, deposits and other prepaid services as a result of the Company operating additional self-run exhibitions.
Property and equipment — The increase in property and equipment is primarily attributable to an increase in exhibition assets as a result of an increase in the number of self-run exhibitions.
Licenses and other rights — The Company entered into several new licensing arrangements for additional specimen sets to be use in its human anatomy exhibitions. In addition, the Company acquired all of the outstanding membership interests of The Universe Within Touring Company, LLC., the owner of licensing rights to three full sets of human anatomy specimens to be used in the Company’s exhibitions.
Other assets — The increase in other assets is primarily due to the creation of a deferred tax asset related to non-cash stock compensation.
Accounts payable — The increase in accounts payable is primarily due to an increase in operating costs associated with the Company’s self-run exhibitions and payroll costs resulting from an increase in the number of employees.
Treasury stock — The Company repurchased 1.0 million shares of its stock pursuant to a publicly announced stock repurchase program. The Company believes that the repurchase will be accretive to its earnings per share.
* * * * * * * * *

Outlook
The year ending February 28, 2009 (“Fiscal 2009”) is anticipated to be a year of continued growth and transition for the Company. Attendance and sales at all of the Company’s existing exhibitions, both self-run and partnered locations, are expected to continue to be strong as the Company evaluates and develops new locations for future exhibitions. The Company expects that more of its revenue in Fiscal 2009 will be from international locations than in Fiscal 2008, due to the Company’s partnership with Live Nation. In addition, during Fiscal 2009 the Company expects to begin to record additional revenue from our new exhibitions, including Dialog in the Dark and Sports Immortals. The Company also expects to record increased merchandise revenue as a result of its acquisition of MGR Entertainment. In Fiscal 2009 exhibition operations at the Luxor Resort & Casino are also expected to commence under the Company’s new lease agreement. In addition, the Company expects to increase food and beverage revenue through its Centerplate relationship and intends to continue to pursue several opportunities for sponsorship and alliance relationships.
While the Company anticipates that it will continue to announce the opening of new venue locations throughout the year, it is not providing financial guidance for fiscal 2009 at this time because of the changing nature of its revenue and cash flow stream and the difficulty in developing specific long-range financial estimates. Management remains committed to growing the Company, increasing earnings and cash flow and maximizing shareholder value. As Fiscal 2009 progresses the Company intends to revisit the benefit and feasibility of providing financial guidance.
* * * * * * * * *
Q4 2008 and Fiscal Year End Earnings Conference Call
The Company will hold its fourth quarter and fiscal year 2008 earnings conference call Wednesday, May 7, 2008 at 9:00 a.m. (EDT). Investors can access the call by dialing 1-877-741-4249 in the U.S. and 1-719-325-4823 internationally. Callers should reference confirmation code 6404093. A transcript of the conference call will be made available on the Company’s website: www.prxi.com.
Safe Harbor Statement
      Except for historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of the Company may differ materially from those anticipated. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, the Company can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.
      In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by the Company that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. The Company does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Statement Regarding Use of Non-GAAP Measures
      This press release contains certain non-GAAP (generally accepted accounting principles in the U.S.) financial measures as defined by Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.
EBITDA
      EBITDA is defined as income from operations before other income and expenses, income taxes, interest and depreciation and amortization. EBITDA does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s liquidity. Nevertheless, the Company believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of its financial statements, as it provides a measure of the Company’s liquidity. In addition, EBITDA is commonly used as an analytical indicator within the entertainment and exhibitions industries. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.
Adjusted EBITDA
      Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash Flow
      Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of its liquidity. Nevertheless, the Company believes that providing non-GAAP information regarding Free Cash Flow is important for investors and other readers of its financial statements, as it provides a measure of liquidity. Because Free Cash Flow is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Free Cash Flow, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Year Ended
	February 28,	February 29,	February 28,	February 29,
	2007	2008	2007	2008
Revenue:
Exhibition revenue	$9,910,000	$16,425,000	$28,916,000	$59,231,000
Merchandise and other	100,000	762,000	1,061,000	2,142,000
Sale of coal.	29,000	4,000	110,000	81,000

Total revenue	10,039,000	17,191,000	30,087,000	61,454,000

Cost of revenue:
Exhibition costs.	3,303,000	8,286,000	7,707,000	20,457,000
Cost of merchandise sold	77,000	229,000	182,000	457,000
Cost of coal sold	3,000	4,000	13,000	19,000

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	3,383,000	8,519,000	7,902,000	20,933,000

Gross profit	6,656,000	8,672,000	22,185,000	40,521,000

Operating expenses:
General and administrative	3,210,000	6,714,000	9,773,000	19,626,000
Depreciation and amortization	476,000	1,243,000	1,529,000	2,911,000
Litigation settlement.	—	—	350,000	—
Loss on sale of fixed asset	—	(2,000)	—	(2,000)
Gain on sale of Carpathia, related party	(1,626,000)	—	(1,626,000)	—

Total operating expenses	2,060,000	7,955,000	10,026,000	22,535,000

Income from operations	4,596,000	717,000	12,159,000	17,986,000

Other income and expenses:
Interest income	117,000	237,000	224,000	973,000
Interest expense	—	—	(51,000)	—
Other income.	1,000	—	37,000	10,000

Total other income and expenses	118,000	237,000	210,000	983,000

Income before provision for income taxes	4,714,000	954,000	12,369,000	18,969,000

Provision for income taxes.	1,886,000	175,000	4,948,000	6,660,000

Net income.	$2,828,000	$$779,000	$7,421,000	$12,309,000

Net income per share:
Basic income per common share	$0.10	$$0.03	$0.27	$0.42

Diluted income per common share	$0.09	$$0.02	$0.24	$0.37

Shares used in basic per share calculations .	28,871,850	29,633,671	27,674,221	29,653,994

Shares used in diluted per share calculations	32,766,513	33,270,790	31,047,056	33,379,462

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Balance Sheets

	February 28, 2007	February 29, 2008
ASSETS

Current assets:
Cash and cash equivalents	$16,811,000	$16,426,000
Marketable securities	—	1,055,000
Accounts receivable, net of allowance for doubtful accounts of $252,000 and $378,000, respectively.	3,050,000	3,590,000
Carpathia receivable, related party	2,500,000	2,500,000
Prepaid expenses and other current assets.	2,309,000	3,973,000

Total current assets	24,670,000	27,544,000

Artifacts owned, at cost.	3,091,000	3,088,000
Salvor’s lien	1,000	1,000
Property and equipment, net of accumulated depreciation of $3,141,000 and $4,707,000, respectively	3,620,000	7,308,000
Licenses and other rights, net of accumulated amortization of $1,407,000 and $2,752,000, respectively	3,266,000	7,073,000
Goodwill	—	1,377,000
Deferred income taxes.	238,000	1,660,000
Other assets	—	2,610,000

	$34,886,000	$50,661,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,450,000	$3,565,000
Deferred revenue.	536,000	—

Total current liabilities.	1,986,000	3,565,000

Commitments and contingencies.	—	—

Shareholders’ equity:
Common stock; $.0001 par value; authorized 40,000,000 shares issued and outstanding 29,004,318 and 30,166,614 shares at February 28, 2007 and February 29, 2008, respectively	3,000	3,000
Common stock payable	90,000	—
Additional paid-in capital	34,252,000	43,147,000
Retained earnings	(903,000)	11,406,000
Accumulated other comprehensive loss	(129,000)	(270,000)
Less treasury stock, at cost; 1,066,449 and 58,945 shares at February 28, 2007 and February 29, 2008, respectively	(413,000)	(7,190,000)

Total shareholders’ equity	32,900,000	47,096,000

	$34,886,000	$50,661,000

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	February 28,	February 29,
	2007	2008
Cash flows from operating activities:
Net income	$7,421,000	$12,309,000

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization.	1,529,000	2,911,000
Stock based compensation	2,241,000	4,671,000
(Increase) decrease in cost of artifacts	11,000	—
Provision for doubtful accounts	257,000	126,000
Excess tax benefit on the exercise of employee stock options	—	(1,440,000)
Gain on sale of Carpathia, related party	(1,626,000)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,722,000)	(666,000)
(Increase) decrease in deferred income taxes	2,266,000	(1,422,000)
(Increase) decrease in prepaid expenses and other current assets	1,149,000	(1,639,000)
(Increase) decrease in other assets.	132,000	—
(Decrease) increase in deferred revenue	236,000	(562,000)
(Decrease) increase in accounts payable and accrued liabilities	412,000	2,114,000
(Decrease) increase in common stock payable	(830,000)	—
(Decrease) Increase in income taxes payable	—	740,000

Total adjustments	4,055,000	4,833,000

Net cash provided by operating activities.	11,476,000	17,142,000

Cash flows used by investing activities:
Purchases of property and equipment	(2,357,000)	(5,250,000)
Purchase of exhibition licenses	(550,000)	(2,906,000)
Acquisition.	—	(5,000,000)
Purchase of subrogation rights	—	(250,000)
Unrealized gain or loss on certificate deposit	—	(55,000)
Purchase of certificate of deposit	500,000	(1,000,000)

Net cash used by investing activities.	(2,407,000)	(14,461,000)

Cash flows from financing activities:
Proceeds from notes payable	342,000	—
Company stock repurchase	—	(6,777,000)
Reduction in marketable securities	70,000	—
Principal payments on notes payable.	(1,690,000)	—
Proceeds from option and warrant exercises.	2,288,000	2,412,000
Excess tax benefit on the exercise of employee stock options	2,630,000	1,440,000

Net cash provided by (used in) financing activities.	3,640,000	(2,925,000)

Effects of exchange rate changes on cash and cash equivalents	(27,000)	(141,000)

Net increase (decrease) in cash and cash equivalents.	12,682,000	(385,000)
Cash and cash equivalents at beginning of year	4,129,000	16,811,000

Cash and cash equivalents at end of year.	$16,811,000	$16,426,000

Supplemental disclosure of cash flow information:
Cash paid during the period for interest.	$27,000	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes.	$—	$7,252,000

Supplemental disclosure of non-cash investing and financing activities:
Cashless exercise of stock options.	$413,000	$90,500

Supplemental disclosure of non-cash investing and financing activities:
Unrealized loss on marketable securities	$—	$(55,000)

Premier Exhibitions, Inc. and Subsidiaries
EBITDA and Adjusted EBITDA

	Three Months Ended		Year Ended
	February 28,	February 29,	February 28,	February 29,
	2007	2008	2007	2008
Net Income	$2,828,000	$779,000	$7,421,000	$12,309,000
Provision for income taxes	1,886,000	175,000	4,948,000	6,660,000
Interest income	(118,000)	(237,000)	(210,000)	(983,000)
Depreciation & Amortization	476,000	1,243,000	1,529,000	2,911,000

EBITDA	$5,072,000	$1,960,000	$13,688,000	$20,897,000

Stock Compensation	742,000	1,376,000	2,241,000	4,671,000

Adjusted EBITDA	$5,814,000	$3,336,000	$15,929,000	$25,568,000

Non — GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of the Company’s performance or liquidity, determined in accordance with U.S. GAAP.
Adjusted EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation, amortization and stock compensation. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.
Premier Exhibitions, Inc. and Subsidiaries
Free Cash Flow

	Three Months Ended		Year Ended
	February 28,	February 29,	February 28,	February 29,
	2007	2008	2007	2008
Operating Cash Flow	$5,355,000	$1,012,000	$11,476,000	$17,142,000
Capital Expenditures	(211,000)	(1,785,000)	(2,357,000)	(5,250,000)

Free Cash Flow	$5,144,000	$(773,000)	$9,119,000	$11,892,000

Non — GAAP Measure:
Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of Premier Exhibitions, Inc.’s operating performance or as an alternative to cash flows as a measure of Premier Exhibitions, Inc.’s liquidity.